Exhibit 99.1

IR Contact:	PR Contact:
A. Pierre Dubois	Travis Small
Pierpont Investor Relations	Rasky Baerlein Strategic Communications
Director of Investor Relations	Vice President
(512) 527-2921	(617) 443-9933 x356

Valence Technology Announces Appointment of Ross A. Goolsby as

Chief Financial Officer

AUSTIN, Texas (September 30, 2008) – Valence Technology, Inc. (NASDAQ: VLNC), an international developer of safe lithium phosphate energy storage solutions, today announced the appointment, effective November 17, of Ross A. Goolsby as the company’s new chief financial officer.

“We are thrilled to welcome Ross Goolsby to Valence. Ross brings with him an outstanding skill set in finance and information technology, including extensive planning and budgeting, internal controls and SEC reporting experience,” said Robert L. Kanode, president and CEO of Valence.  “A seasoned professional with nearly 20 years of diverse experience, Ross will be an excellent addition to our talented senior management team.”

Mr. Goolsby most recently served as senior vice president and chief financial officer for Healthtronics Inc. (NASDAQ: HTRN), a publicly traded healthcare company based in Austin, Texas.  In addition to his day-to-day oversight of the finance and treasury department at Healthtronics, he led the integration of three acquisitions, restructured an operating division, directed several IT systems projects and managed all investor relations activity.

Prior to his role with Healthtronics, Mr. Goolsby served as senior vice president and chief financial officer at Sigmatel, Inc., an Austin-based publicly traded designer and manufacturer of mixed signal integrated circuits.  Sigmatel was acquired by privately held Freescale Semiconductor in 2008.  Before Sigmatel, Goolsby served as vice president and chief financial officer at Utiliserve, Inc., a privately owned wholesale distributor serving the electrical utility industry.

Mr. Goolsby began his career working in the Houston and Dallas offices of Ernst & Young.  He earned a Bachelor of Business Administration in Accounting and graduated Magna Cum Laude from the University of Houston.

About Valence Technology, Inc.

Valence Technology is an international leader in the development of lithium phosphate energy storage solutions.  The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery.  Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio.  Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. The risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2008, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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